Exhibit 99.1

NEWS RELEASE for December 21, 2009

CLARIENT ACQUIRES APPLIED GENOMICS, INC.

Provides Validated Commercial Pipeline, Geographic Expansion and Development Engine for Molecular Tests Across Numerous Cancer Types

Key Lung Cancer Diagnostic Panel Planned for Launch in Q1 2010

Clarient to Host Investor Conference Call on Monday, December 21st at 5:00 p.m. Eastern

Aliso Viejo, CA (December 21, 2009) – Clarient, Inc. (NASDAQ: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced that it has acquired privately held, Huntsville, AL-based Applied Genomics, Inc. (AGI) in an all-stock merger valued at up to $17.6 million, if all conditions and milestones set forth in the merger agreement are successfully met.  As a result of the merger, AGI has become a wholly-owned subsidiary of Clarient.

Clarient Chief Executive Officer Ron Andrews said that AGI provides Clarient a full and near-term product pipeline, including an important new lung cancer panel; an active development engine for new diagnostic and prognostic cancer tests; an eastern US development lab facility to support the Company’s pharmaceutical services initiative; a working network of the top academic and industry validation resources and some of the top minds in the field of cancer testing.

“Applied Genomics and Clarient represent a strong strategic and technological fit providing for multiple proprietary tests that can be commercialized via the Clarient national footprint,” said Andrews. “The combination of these organizations populates the Clarient proprietary pipeline of cancer tests, including the planned commercial launch of an important lung cancer test, Pulmotype®, in the first quarter of 2010, followed by a series of proprietary tests to be commercialized in the following 24 months across a range of cancers including lung, breast and ovarian.”

Pursuant to the terms of the merger agreement, Clarient acquired all of the outstanding capital stock of AGI in exchange for up to an aggregate of 7.6 million shares of Clarient common stock.  The total consideration consists of 4.4 million shares of Clarient common stock issued to the former AGI stockholders at closing and up to 3.2 million additional shares of Clarient common stock issuable to the former AGI stockholders contingent upon the satisfaction of certain clinical, commercial and revenue milestones set forth in the merger agreement.  The shares issued at closing will be reduced by 440,000 shares that will be placed into an escrow account to cover future indemnity claims.

“AGI’s lung cancer pipeline fulfills an important strategic need for Clarient. Having a test that provides us access to the primary lung tumor block much earlier in the diagnostic process will allow Clarient to provide pathologists with critical information at the early stages of therapy decision.  It also strengthens our position to gain a greater share of the rapidly increasing EGFR (epidermal growth factor receptor) mutation testing market. The development of lung cancer diagnostics has been slow relative to other cancers; however, we now have a powerful foundation upon which to build a market-leading lung cancer franchise,” continued Andrews.

In addition to Pulmotype, AGI has a pipeline of cancer diagnostic, prognostic and theranostic tests at various stages of validation and planned commercialization.  Theranostics are a class of tests that assist in the selection of therapies by determining an individual patient’s reaction to a specific therapeutic drug. The portfolio of tests includes a theranostic that may predict the response of a patient’s cancer to taxane therapy across a variety of cancers, including lung, breast and ovarian. The taxane class of chemotherapeutic agents is widely used, and understanding a patient’s propensity to respond before administering this powerful drug will provide clinicians a much needed tool to aid in personalizing cancer treatment.  AGI also has a breast cancer panel with proprietary markers that could be included in a future version of Clarient’s Insight® Dx, as well as separate tests designed to determine the potential response of women with breast cancer to certain drugs and therapies.

The acquisition also provides Clarient access to a powerful development engine built on a series of tissue microarrays custom designed from patient cohorts, as well as a set of tools developed by AGI designed to efficiently sub-classify cancers and create information used to better treat the disease. These tools consist of IHC markers developed in-house, allowing the identification of patients that fit into these subcategories and then correlating that information to determine the right course of treatment.

Commenting on AGI’s development engine, Rob Seitz, AGI Chief Executive Officer, said, “Historically, we have been able to develop these products through collaborations with academic institutions.  Now, as part of Clarient, we will have the ability to offer our tests and capabilities to community pathologists and their patients across the country.  The new combined organization will also continue to assist pharmaceutical companies which can use our technologies to improve and speed clinical trials.  These companies can now identify new and important patient subtypes, while Clarient gains proprietary biomarker content to create generations of new products.”

“We couldn’t be more excited about the prospects of the pipeline and development capabilities we have acquired. The combination of near-term commercial opportunity, the rich, long-term pipeline, and the robust development capabilities would be nearly impossible to replicate in-house and would take an investment of many years and considerable cash resources to attempt to do so. To be able to acquire such a valuable asset at such a fair value is a testimony to the power of Clarient’s well-established commercial channel.  Through this combination we strengthen our position for growth in 2010 and beyond,” concluded Andrews.

Clarient’s legal adviser on the transaction was Stradling Yocca Carlson & Rauth.  AGI’s legal adviser on the transaction was Balch & Bingham LLP and its financial adviser on the transaction was Aquilo Partners, L.P.

About Pulmotype®

Pulmotype is a five antibody immunohistochemistry (IHC) test that can be used to aid in the histological distinction between adenocarcinoma and squamous cell carcinoma in non-small cell lung cancer (NSCLC) tumor specimens. The histologic classification of non-small cell lung tumors has gained clinical relevance because newly developed targeted therapies show different clinical effectiveness or toxicity dependent upon the histology of the tumor. There is currently no other widely accepted molecular-based tool to help distinguish the different histological types.

Pulmotype was developed with a 551 patient surgical specimen lung carcinoma retrospective cohort and was validated on three independent cohorts in over a thousand clinical cases. Pulmotype can play an immediate role to pathologists in complementing the morphological assessment of lung types resulting in a more accurate diagnosis and more informed therapeutic decisions.

Conference Call and Slides

Clarient will hold a conference call today to discuss the AGI acquisition with analysts and investors.  The call will include a period for questions and answers. To access the slides associated with the call, please log into the Webcast.

Date:  Monday, December 21, 2009

Time:  5:00 p.m. Eastern

Call-in Number: 1-877-941-8416 (domestic)  1-480-629-9808 (international)

Conference ID Number: 4196272

Webcast: www.clarientinc.com/investor

Web Replay:  For those unable to participate during the live broadcast, a replay of the webcast will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Applied Genomics, Inc.

Applied Genomics was founded in 2000 based on a collaboration between Stanford University and Research Genetics located in Huntsville, AL. The company develops novel tools useful for the detection and classification of human cancer. This is accomplished via a proprietary process whereby complex gene expression data is used to target antibody production and generate datasets of protein expression across thousands of tumor tissues. AGI has used these reagents and datasets to reveal a novel approach towards classification of cancer with great potential to account for the clinical variation among patients. The company has also recently created its own CLIA-regulated clinical reference lab located at AGI’s facility and has commercially launched two products, Pulmotype and Mammostrat.

About Clarient

Clarient combines innovative diagnostic technologies with world-class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by collaborating with the healthcare community to translate cancer research and development into better patient care.  Clarient’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine has created the need for a centralized resource which provides leading oncology diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory, which provides the most advanced oncology testing and diagnostic services available.  Resulting diagnostic reports and analyses are made available to customers through Clarient’s Internet-based portal, PATHSiTE™.  Clarient is also developing and marketing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. www.clarientinc.com

Forward Looking Statements

Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: Clarient’s ability to continue to develop and expand its diagnostic services business, uncertainties inherent in Clarient’s product development programs, Clarient’s ability to expand and maintain a successful sales and marketing organization, Clarient’s ability to obtain additional financing on acceptable terms or at all, uncertainty of success in identifying and developing new diagnostic tests or novel markers, Clarient’s ability to fund development of new diagnostic tests and novel markers and the amount of resources Clarient determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, Clarient’s ability to successfully integrate AGI’s operations, Clarient’s ability to successfully validate and commercialize AGI’s product offerings, Clarient’s ability to successfully launch its lung cancer test, Pulmotype®, in the first quarter of 2010, and risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.

Investor Contacts

For Clarient:

Matt Clawson

Allen & Caron Inc

(949) 474-4300

matt@allencaron.com

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